Exhibit 21.1

LIST OF SUBSIDIARIES

The following are subsidiaries of Altisource Portfolio Solutions S.A. as of December 31, 2011 and the jurisdictions in which they are organized.

Name	Jurisdiction of Incorporation or Organization

Altisource Solutions S.à r.l.	Luxembourg
Altisource Asia Holdings, Ltd. I	Mauritius
Altisource Business Solutions Private Limited	India
Altisource Portfolio Solutions, Inc.	Delaware
Altisource Fulfillment Operations, Inc.	Delaware
Altisource Solutions, Inc.	Delaware
Altisource US Data, Inc.	Delaware
Altisource Valuation Advisors, Inc.	Delaware
Nationwide Credit, Inc.	Georgia
Premium Title Services, Inc.	Florida
Premium Title of California, Inc.	California
Premium Title Agency, Inc.	Delaware
PTS—Texas, Inc.	Delaware
REALHome Services and Solutions, Inc.	Florida
Springhouse, L.L.C.	Missouri
Altisource Outsourcing Solutions S.R.L. (99.99% of outstanding stock)	Uruguay
Altisource Holdings, L.L.C.	Delaware
Altisource Outsourcing Solutions S.R.L. (0.01% of outstanding stock)	Uruguay
Portfolio Management Outsourcing Solutions, L.L.C.	Florida
The Mortgage Partnership of America, L.L.C.	Missouri
Western Progressive Trustee, L.L.C.	Delaware